Exhibit 5.1
Nutter McClennen & Fish LLP
155 Seaport Boulevard
Boston, MA 02210
December 10, 2009
Pennichuck Corporation
25 Manchester Street
Merrimack, NH 03054

RE:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Pennichuck Corporation, a New Hampshire corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of 350,000 shares (the “Firm Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), and the grant of an option to purchase up to an additional 52,500 shares of Common Shares (the “Additional Shares” and, together with the Firm Shares, the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), and 402,500 preferred share purchase rights, and such additional rights as may be registered pursuant to Rule 416 under the Securities Act (the “Rights”), pursuant to the Rights Agreement dated April 20, 2000, as amended (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as successor rights agent, pursuant to the underwriting agreement (the “Underwriting Agreement”) by and among the Company and Janney Montgomery Scott LLC, dated December 10, 2009, to be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on or about the date hereof, (ii) the filing by the Company of the Registration Statement (“Registration Statement”) on Form S-3 (File No. 333-160198) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Shares are registered under the Act and (iii) the filing by the Company of the Prospectus Supplement relating to the proposed issuance and sale of the Shares, dated December 10, 2009 (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b) promulgated under the Act.
We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials. We have also assumed for purposes of our opinion that the Underwriting Agreement has been duly authorized, executed and delivered by the parties thereto other than the Company and constitutes a legal, valid and binding obligation of each such party, and that such parties have the requisite organizational and legal power to perform their obligations under the Underwriting Agreement.
The opinions expressed below are limited to New Hampshire law.

Pennichuck Corporation
December 10, 2009

Based upon the foregoing, we are of the opinion that:
1.	The Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon the payment for and delivery thereof as contemplated by the Prospectus and Prospectus Supplement by the transfer agent for the Common Shares in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

2.	The Rights have been duly authorized by the Company. The Rights Agreement has been duly authorized, executed, and delivered by the Company. The Rights, when issued and delivered as contemplated by the Registration Statement, will be attached to the Shares and, assuming that Section 11(a)(ii) of the Rights Agreement is valid under New Hampshire law, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the rights and remedies of creditors generally, general principals of equity, and the effect of equitable principles or fiduciary obligations relating to the adoption of the Rights Agreement or the issuance of the Rights. Section 11(a)(ii) of the Rights Agreement provides that, under certain circumstances, Rights acquired or beneficially owned by an “Acquiring Person” (as defined in the Rights Agreement) shall become void and any holder of such Rights shall thereafter have no right to exercise such Rights. The validity of such a provision has not been settled under New Hampshire law.
This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).
We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Nutter McClennen & Fish LLP
Nutter McClennen & Fish LLP